Exhibit 99.2

Conference Call Transcript

SCIL - Q1 2006 Scientific Learning Earnings Conference Call

Event Date/Time: May. 11. 2006 / 2:00PM PT

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CORPORATE PARTICIPANTS

Bob Bowen
Scientific Learning Corp. - Chairman and CEO

Jane Freeman
Scientific Learning Corp. - Senior VP and CFO

CONFERENCE CALL PARTICIPANTS

Kirsten Edwards
ThinkEquity - Analyst

PRESENTATION

Operator

Good day ladies and gentlemen and thank you for standing by and welcome to the Scientific Learning’s First Quarter 2006 Earnings Conference Call. My name is Carlo and I’ll be your coordinator for today’s presentation. At this time, all participants are in listen only mode and we will be facilitating a question and answer session towards the end of today’s prepared remarks.

[OPERATOR INSTRUCTIONS]

I would now like to turn the presentation over to your host for today’s conference Jane Freeman Senior Vice President and Chief Financial Officer. Please proceed, ma’am.

Jane Freeman - Scientific Learning Corp. - Senior VP and CFO

Thank you. Before we proceed, I’d like to inform you that during the course of this conference call, we’ll make projections and other forward-looking statements that are subject to the Safe Harbor created by the Federal Securities laws. They include statements related to projected levels of revenue, sales, margins, expenses, profit or loss, cash flow and the other financial results and drivers behind them; trends in the K-12 education market, including available funding, results that may be achieved by the use of our products; expected staffing levels and new product introductions.

Such statements are subject to risks and uncertainties, and the results may differ from our projections. Our filings with the Securities and Exchange Commission include additional information about factors that could cause future results to differ from those discussed in this call. We will be filing a transcript of this conference call with our press release in an 8-K next week. During the call we will be discussing booked sales, which is a non-GAAP financial measure. We believe booked sales is a better measure of current business activities and revenue. A reconciliation of booked sales, revenue and deferred revenue is included as supplemental information in the investor information section of our website at www.scientificlearning.com. Commercial reproduction and distribution of this conference call may be made only after written permission. A replay will be available on our website.

And now I’d like to turn the call over to Bob Bowen, our Chairman and CEO.

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Bob Bowen - Scientific Learning Corp. - Chairman and CEO

The 1st quarter was exceptional for our unique family of Fast ForWord® software products. Booked sales were up 44% as our record sales pipeline began to result in significant sales. In addition, our increased sales capacity started to become more productive. K-12 sales were up 48%, and international sales were up 21%. I would caution that the 1st quarter is our smallest sales quarter; and while it is encouraging to get the year off to a positive start, we still have a long way to go in achieving our annual targeted growth rate range of 20 to 30%. We also believe that quarterly our performance in terms of both booked sales and revenue will continue to be inconsistent and difficult to predict, however, we are more confident about the annual results. We are also not ready to conclude that the cautious decision making environment we have experienced over the past six quarters is at an end; however, the first quarter is encouraging. State funding environments continue to improve with surpluses being reported in most states. While most of our funding continues to come primarily from federal dollars, Special Education and Title I, improved funding at the state level creates a far more positive environment for K-12 education, decision making, and our unique reading intervention solution. We remain concerned about the increasing prices for gasoline and the corresponding increases in a school operating budget that must be committed to these escalating transportation costs for school districts. However, we are increasingly optimistic about getting our business back in our annual targeted growth range of 20 to 30%. We enter the second quarter with our total sales pipeline up more than 40%, even after a very strong 1st quarter of closing business.

Through the first quarter, we have now licensed Fast ForWord to more than 3,900 schools and more than 5,000 clinics. The position of Fast ForWord software in the market grows stronger each quarter.

As a result of the strong booked sales in the quarter, revenues and gross margins exceeded our expectations, and our operating losses were less than expected. Our operating expense growth was on target with approximately half of the growth coming from equity compensation expense, which has no cash impact. The other half was primarily the result of increased commissions from sales growth along with increased sales and service capacity essential to generating and supporting the sales volume.

In addition to the strong sales results in the quarter, we continued to make solid progress on our key strategic and operational goals. These goals are to: 1) make our Fast ForWord family of software an accepted solution in the K-12 reading intervention market; 2) increase our sales capacity while continuing to improve productivity; and 3) establish the science and research supporting our Fast ForWord software as a market differentiator.

Our focus in gaining acceptance for our unique reading intervention software is concentrated in three initiatives: 1) building brand awareness; 2) increasing our service and support touches to enable appropriate and successful use of Fast ForWord software; and 3) expanding our product line, as well as continuing to enhance the software for easier deployment and use by teachers and students in a K-12 environment.

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One of our most effective marketing initiatives in building awareness and acceptance for Fast ForWord software is our brain summits. Historically, approximately 70% of the educational leaders who attend these sessions ultimately buy or expand their purchases of Fast ForWord. In the first quarter, we continued our expansion of these seminars at the national, regional, and local levels. We completed a Fast ForWord Executive Forum, the National Visionary Conference, three regional brain summits, 24 mini-brain summits, a forum co-sponsored with the Center for Quality Leadership, and participated in the Spring Educational Research Development Institute. In addition, Dr. Bill Jenkins, one of our founding scientists and Senior Vice President for Development, lead a series of brain summits in Ireland, England, Poland and Germany in support of our growing presence in the international market. In addition, our scientists, chief education officer, and consultants continue to serve as keynote speakers at numerous educational conferences. Finally, Cumberland County Schools in North Carolina hosted U. S. Congressman Bob Etheridge, the former North Carolina State Superintendent of Schools. The Congressman visited Fast ForWord labs in addition to being provided overview presentations from district and school personnel on the significant results being achieved with our neuroscience-based reading intervention solution. Cumberland County has 33 schools currently using Fast ForWord, and the results on their the North Carolina State Assessment are significant and well ahead of students who have not used Fast ForWord.

We established our first Fast ForWord Leadership Center with the Boone County School District in Kentucky. This exceptional district serves as a model implementation and hosts districts and schools from around the nation so that educational leaders can observe the use of Fast ForWord software in the context of an overall literacy program and at every level from the district to the school to the classroom to students to parents. We also continued the expansion of our National Reference Site Program announcing in the quarter the addition of the Juneau School District in Alaska, the Christina School District in Wilmington, DE and the Pocatello/Chubbuck School District 25 in Pocatello, ID. We now have 14 districts in this program spread across the country. In addition, we have numerous state and local references in each state.

Another positive development in the K-12 market relates to the reauthorization of IDEA in Congress in 2005. Not only is special education continuing to receive robust amounts of federal dollars, but this legislation has strengthened the call for reading intervention prior to screening students for placement in special education. It is also our understanding that the regulations being developed now by the U. S. Department of Education will place strenuous guidelines on states and districts to use intensive intervention solutions to reduce the disproportionate numbers of minorities being classified into special education because of reading difficulties. This is a great environment for Fast ForWord and, of course, special education has historically been one of our major funding sources. One of our districts purchased Fast ForWord in 2005 for the specific purpose of reducing the number of students being classified into specials education. In making their decision, they completed a payback analysis showing that if they could prevent five students from being placed into special education through intensive intervention they could pay for Fast ForWord. In the 2004 -2005 school year, they had placed 180 students into special education. This school year they reduced the number to an estimated 150 after requiring that all

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students must use Fast ForWord software before being screened for special education. This is less than a one year payback on their investment in Fast ForWord software.

On the implementation front, we continue to make important progress on two key initiatives to increase our proactive touches to build long-term relationships with our customers and improve learner success. These initiatives are focused on the addition of progress monitors and territorial implementation consultants. Our progress monitors are concentrated on making outbound calls after a detailed analysis of Progress Tracker data for an individual school site. They offer specific advice on how the site can improve its effectiveness in using Fast ForWord software. The goal is to improve the amount of content being completed each day, which is directly correlated to improved reading achievement scores. Our territorial implementation consultants are aligned with specific account managers. They work closely with the account manager in pre-sales activities to build and sell service plans that will lead to improved implementation fidelity; they lead the execution of established plans for new and expanding school districts; and they maintain ongoing dialogue with existing districts and sites to motivate and sustain high performance in the use of the Fast ForWord software. We have or will shortly deploy four progress monitors and four territorial implementation consultants for the current year and will use the results to inform our strategic business model for future planning and expansion decisions.

In the quarter, we completed our third annual, national Fast ForWord Circle of Learning attracting more than 300 customers from 36 states and three Canadian provinces. We also conducted a regional Fast ForWord Circle of Learning in Chicago, IL. These learning seminars not only provide excellent vehicles for sharing best practices among our customers, but also advance the knowledge of these advocates about the 35 plus years of neuroscience research that support the uniqueness of the Family of Fast ForWord software.

From a product perspective, redirect flags were added to Progress Tracker, our online tool for closely monitoring student learning. These and current flags in Progress Tracker direct teacher use of the software to motivate quick adjustments for individual students to maximize student learning. This eliminates the need for teachers to spend unnecessary time analyzing large amounts of individual student data.

We expect to release the new Fast ForWord to Literacy Advance software in the latter part of the second quarter. This software has been developed specifically for adolescents and will replace Fast ForWord Language to Reading, which will continue to be used by elementary students. We made extensive use of our large, real-time database of student learning about adolescents and young adults, and within this broad population specific sub-groups of students such as ELL and special education. These changes are expected to increase the efficacy of Fast ForWord software with these targeted student groups. Fast ForWord to Literacy Advance will be used after students have completed Fast ForWord Middle and High School. Finally we have used new multi-media development technology, Flash, which allows us to make this software appear more like what adolescents are accustom to seeing in their video games. Additionally, this technology will also enable us to eventually deliver Fast ForWord in a portal environment as school districts develop

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the band width capacity to handle rich multi-media content. We are also anticipating releasing a new edition of Fast ForWord Middle and High School late this year. This revision will be renamed Fast ForWord to Literacy and become part of our growing suite of neuroscience-based reading intervention solutions targeted at the recognized literacy crisis in the middle and high school market..

Our second goal is focused on adding sales capacity while continuing to improve the productivity of our experienced sales professionals. As you will recall, we added 33% sales capacity in 2005 and have targeted another 11% in 2006 or an average of 42 direct sales professionals. We ended the quarter with 39 compared to 36 at same time last year. We had no turnover in the quarter. We are very proud of the fact that despite a tough 2005, we had little turnover in our sales and service organizations, as well as the entire business. This demonstrates the strong commitment of our employees to the important mission of Scientific Learning and the significant impact that Fast ForWord software is having on student reading achievement.

On the productivity side, we are very pleased with the performance of our first and second year representatives. In addition, our veteran account managers, four or more years selling Fast ForWord software, have also gotten the year off to a fast start. This is an encouraging beginning to the year and demonstrates the importance of the capacity we added in 2005, as well as the stability among our experienced sales professionals.

A key productivity metric for the business is the number of transactions over $100,000. In 1st quarter. of 2005, we closed ten of these transactions and in the 1st quarter of 2006, we closed 18. Most of these transactions were between $100,000 and $300,000 allowing us to move these deals more quickly through a district’s close process. Our larger transactions had senior district leadership committed to Fast ForWord software as an important element of the literacy.

In the quarter, the Mid-West Region continued its excellent momentum. The Great West continued to produce and has gotten Texas off to a fast start. Being on the Texas State Department’s Intensive Reading Intervention approved list has added credibility to Fast ForWord software. We still expect the Texas Legislature to pass a new education funding formula which will create a much more positive environment for decision making. Additionally, the state of Texas recently announced a $4.3 billion surplus, and we believe K-12 education will get its fair share. Another important development in the quarter from a sales perspective was the performance of our Southeast Region. As you will recall, this was our poorest performing region in 2005. In the first quarter, this region had the larger percentage growth and produced the largest sales volume of our four K-12 regions. Mississippi continued its excellent momentum, and Florida got back on track with Duval County Public Schools acquiring licenses for 15 schools and another 18 scheduled to be purchased so that students can be running when schools open in August. The Duval County implementation has been exemplary with over 1,500 students currently using Fast ForWord software. All four K-12 sales regions showed growth over last year’s first quarter demonstrating the strength and growing acceptance of Fast ForWord across the country. There appears to be no carry over from the negative impact of Katrina in 2006 based on our first quarter performance in Mississippi, Louisiana, and Texas.

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Our final goal is to establish the research and science that supports the Fast ForWord software applications as a market differentiator. Fast ForWord products are unique since they emerged from more than 30 years of scientific-based research on how the brain learns to read and the conditions under which brain function can be quickly altered to improve language acquisition and reading proficiency. This lab-based research was translated into a commercial product that was then exposed to a national field trail before being released to the market in 1996. Since the release of first the Fast ForWord product, hundreds of independent research studies have been conducted by universities, clinics, and school districts on the efficacy of Fast ForWord. These research studies continue both independently, as well as by our own research department.

The uniqueness of these software applications are also captured in the 70 patents with more pending. We were issued a new patent in the quarter.

During the quarter, Dr. Michael Merzenich, one of our founding scientists and Francis A. Sooy Professor at the University of California, San Francisco, was featured in Forbes, as well as interviewed on Good Morning America. Dr. Merzenich is also founder of Posit Science, a company focused on bringing neuroscience-based solutions to the cognitive problems of aging. As you will recall, we have licensed our patents and technology to Posit Science for a fee, future royalties, and equity. We also have a reverse license right to future patents that Posit Science secures from their research and applications.

In the quarter ten additional research studies were published on Fast ForWord. Five of these were independent school-based studies; four were from the international market (Australia, Germany, United Kingdom, and Singapore), and one from the Virginia Department of Corrections. You can access these research studies on our website by clicking on the results tab. Research continues to demonstrate that Fast ForWord software produces significant results fast, and these reading achievement gains endure over time.

I would now like to ask Jane Freeman to provide you with more detail on our financial results, as well as her own perspective on the business.

Jane,

Jane Freeman - Scientific Learning Corp. - Senior VP and CFO

Thank you, Bob. First quarter results were excellent. Sales and revenue were above expectations. Our expenses were in line and our losses lower than expected. Booked sales for the first quarter were $6.8 million, a 44% increase compared to 4.7 million in the first quarter of 2005. K-12 sales increased 48% to $6.3 million from $4.2 million last year. As Bob said, the first quarter is typically the smallest quarter of the year but this was great performance.

We had very Strong results in the Southeast and Great West; all four regions grew. We had 18 sales over $100,000 this quarter compared to 10 last year, and these sales represented about 70% of our business during the quarter, which is at the high end of what we typically see. Last year

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the range was 45% to 70% of quarterly results. Average transaction price in this group was about $250,000 which is up from last year but is pretty consistent with our normal experience.

New customer activity was strong. Sales to existing customers were 60% of sales; typically this ranges from 75% to 85%. If you exclude our large sale to Duval County, we were pretty much in our usual range. Services sales were good. K-12 services were 13% of the mix, compared to 11% last year. And sales outside K-12 totaled about $500,000, which was up modestly from last year.

Revenue was better than expected, but declined year-over-year. With the accounting transition to up front revenue recognition on a perpetual license basis essentially complete, we started Q1 with a lower revenue base than last year, $3.8 million this year compared to $6.8 million last year. This shortfall was partially offset by the increase in sales and a higher proportion of our sales dollars being recognized into revenue on an upfront basis. Revenue totaled $7.8 million for the quarter, compared to $10.2 million last year, a decline of 24%.

Product revenue declined 32% to $5.3 million, compared to $7.8 million last year, and this where we saw almost all of the impact from the lower deferred revenue carryover. Service and support revenue totaled $2.5 million, compared to $2.4 million, an increase of 3%. There was some impact on service and support revenue from the lower carryover, but it was modest compared to the product revenue side. We recognized about 59% of this quarter’s sales in revenue, and this is very much at the high end of mix we would normally expect. Revenue was higher than booked sales, so deferred revenue declined by about $1 million.

Gross margins declined in the first quarter compared to the first quarter last year, as expected. Gross margins dropped from 82% to 72% year-over-year, due to a lower proportion of software in the revenue mix and lower service and support margins. Product gross margins are unchanged at 94%. Product revenue was 68% of the total revenue mix in the quarter, compared to 76% last year.

Service and support costs rose 36% year-over-year, and service and support margins declined from 44% to 26%. About one-third of the increase in expenses is from two factors that were not in last year’s first quarter; the implementation of FAS 123R and our national customer conference which was in the second quarter last year. Without these items, service and support costs grew about 23% to support our proactive increase in customer touches and to support our growing sales base.

Operating expenses were in line with our expectations and increased modestly year-over-year. Operating expenses were $8.0 million, compared to $7.2 million last year, an increase of 10%. Excluding FAS 123R expense, operating expenses increased about half that rate. G&A increased only 2%; auditing costs were lower, since we have now cleared our material weakness. The operating loss for the quarter was $2.3 million, compared to an operating profit of $1.2 million last year.

Our net loss was $2.2 million, compared to a net profit of $1.3 million in the first quarter of 2005. The loss per share was $0.13 compared to a profit of $0.08 last year. Because revenue was better than expected and costs were in line, this loss was lower than we anticipated for the quarter

At the end of the quarter, cash and investments totaled $8.2 million, compared to $6.8 million last year. We used $3.9 million in cash from operating activities in the first quarter, compared to $3.5 million last year. This was a little better than our expectations. We are typically cash flow negative in Q1 because it is our lowest seasonal quarter in sales. We also tend to have higher cash spending, to pay year end commissions and bonuses, hold our national sales and service meeting, and it’s also a large quarter for trade shows and marketing.

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Accounts receivable was $5.2 million at the end of the quarter compared to $3.7 million at the end of the first quarter last year. DSOs at quarter end were 68 days, compared to 70 days last year, and deferred revenue totaled $16 million at quarter end compared to $20.3 million at the end of the first quarter last year. All in all, it was a very good quarter.

During the quarter, we adopted FAS 123R as expected, and the total expense for the quarter was $381,000. This was a little over $0.02 per share. In the first quarter we also adopted a restricted stock unit plan in lieu of options. Since we expect to issue less than half the number of restricted stock units as we formerly granted in options this year, this should reduce our potential dilution and our expected expense. Although we are off to a terrific start to the year, we are not changing our guidance

Sales are expected to be in the range of $38 to $41 million, an increase of 20% to 30% while revenue is expected to be in the range of $36 to $38 million, a decline of 5% to 10%. The decline in revenue is expected to be entirely on the product side, because it was primarily product revenue that was impacted by the changes in upfront accounting. Service and support revenue is expected to increase, reflecting our growing customer base.

Because of the large amount of deferred product revenue that rolled off in the first half of 2005, we expect that total revenue in the second quarter will be below the level of last year and we won’t begin to see positive comparisons until the second half. We expect to recognize about $3.8 million of our deferred revenue balance in the second quarter. This is $2.1 million less than we started Q2 with last year.

We expect a higher proportion of service and support in the revenue mix overall in 2006, and this change in mix will put a couple of points of pressure on overall gross margins. Service and support margins will remain under pressure in second quarter, because Q2 is typically not a big seasonal training period, and we are investing in additional service and support capacity. However, service and support margins are expected to improve in the back half. Because of the seasonal increase in product revenue, the pressure on overall gross margins should be less in Q2 than Q1.

FAS 123R expense is expected to total about $1.7 million for the year. Excluding stock compensation, we expect operating expenses to increase in the mid to high single digits. This expense growth will be driven by continued additions to our sales organizations, increased marketing activity and a more normal level of incentive compensation. Q2 operating expenses should increase seasonally compared to Q1. Reflecting the lower revenue compared to last year and the pick up in FAS 123R expense, we expect to record a loss for the year between $1 and $2 million and a loss per share of $.06 and $0.12.

Excluding FAS 123R, reported results would be in the range of $700,000 profit to a $300,000 loss. Because revenue is expected to be below sales we expect to build $2 to $3 million of deferred revenue during the quarter, excuse me, during the year. We expect cash flow from operating activities to be positive at the high end of our growth targets and modestly negative at the low end. 2006 is the final year of P&L transition from the changes we made in late 2004. In 2007, we expect that sales and revenue growth will be much more closely aligned.

And now, I’d like to turn the call back over to Bob.

Bob Bowen - Scientific Learning Corp. - Chairman and CEO

Thanks, Jane. It was a great quarter for our unique family of Fast ForWord products. Our strong and growing sales pipelines began to produce. Our additional sales capacity is beginning to show results along with our veteran reps getting back on track. All four sales regions produced year-

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over-year growth with the Southeast and Great West leading the way and the Midwest continuing its strong momentum.

The number of transactions over $100,000 showed an 80% increase over last year’s first quarter. It was an exceptional sales quarter and is encouraging. I will remind you again that this is our smallest sales quarter, and it is a long way to achieving our targeted growth range of 20% to 30%. As Jane indicated, we are not changing our guidance, but I am pleased with the excellent progress we are making toward achieving our strategic and operational goals for the year. We thank you for your continued interest and support for our important work.

And Operator, we will be glad to now take questions.

     QUESTION AND ANSWER

Operator

Thank you, sir.

[OPERATOR INSTRUCTIONS]

And sir we have a question from the line of Kirsten Edwards from ThinkEquity.

Kirsten Edwards - ThinkEquity - Analyst

Hi. Congratulations on the quarter.

Bob Bowen - Scientific Learning Corp. - Chairman and CEO

Thanks, Kirsten.

Kirsten Edwards - ThinkEquity - Analyst

Jane, can you tell me again the value of deferred revenue recognized in the first quarter, and then what you expect to be recognized in the second quarter?

Jane Freeman - Scientific Learning Corp. - Senior VP and CFO

When we started the quarter we expected to pickup - I think it was $3.8 million and that’s essentially what we expect to pickup in the second quarter, that’s our visibility. That’s lower than what we got last year by $1.9 million. We had a bigger deferred revenue base that was rolling off.

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Kirsten Edwards - ThinkEquity - Analyst

Okay, so you recognized $3.8 in the first and the same level is what you expected in the second?

Jane Freeman - Scientific Learning Corp. - Senior VP and CFO

That’s right.

Kirsten Edwards - ThinkEquity - Analyst

Okay great. And then Bob maybe you can talk about that -- you have first quarter booked sales growth is very strong, and last year you were talking about a lot of purchases being delayed. Can you quantify how much of that growth was related to delayed purchases in the fourth quarter?

Bob Bowen - Scientific Learning Corp. - Chairman and CEO

Actually it wasn’t that much. I’d say we received only three of those orders that were delayed orders from the fourth quarter of 2005. Those three orders totaled a little over half a million dollars. What happened in most of those cases is that the decision was pushed into the second or the third quarter until they determined whether they could use year end money or they’re going to fund it out of next year’s money.

So, most of those transactions are still in our pipeline. I have to tell you though, we received some orders in the first quarter that we really thought we’d get in the second or in the third quarter. So we did begin to see some of the decisions freed up, but until we see this pattern for a couple of quarters, we’re not willing to say that this cautious environment has gone away. As I stated, the funding environment is better, and we did not see the caution in the first quarter, but we just don’t know for sure what will happen in the second.

Kirsten Edwards - ThinkEquity - Analyst

Okay. When you were talking about the environment, last quarter you specifically mentioned Title 1 dollars and the confusion around requirements and the timing of those dollars and that the money paths weren’t moving smoothly. Is that something that’s changed, or is this coming more from IDEA dollars like you had mentioned in your introductory comments, or is it general funding for K-12?

Bob Bowen - Scientific Learning Corp. - Chairman and CEO

Well most of our funding, even in the first quarter, came from Title 1 and Special Ed, and of course some of the states had pushed the release of their Title 1 monies back into February versus releasing that money in November. That was kind of unique to the states, you had to go to the state and look at it. But as you know Title 1 monies, the major portion of it, has to get spent by year end or that money goes back to the state and then goes back to the feds. So what we did begin to see in the first quarter, is school districts saying time is running out and we need to spend that money.

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We just hope there’s enough there that they won’t carryover into the second or the third. Now you get the swing about purchasing or when they make their purchases in the second, they either are going to use their year end money to cover that or they can well decide and move purchase into their new monies, but we did see the Title 1 now starting to get released.

Kirsten Edwards - ThinkEquity - Analyst

Okay great. And in the first quarter I think you mentioned Duval County - the sales to 33 schools was in there?

Bob Bowen - Scientific Learning Corp. - Chairman and CEO

To 15.

Kirsten Edwards - ThinkEquity - Analyst

I’m sorry.

Bob Bowen - Scientific Learning Corp. - Chairman and CEO

Remember, we reported in our fourth quarter/year end results that the Duval County Board had approved the purchase of 33 schools and that we would get the first 15 in Q1. We got the first 15 in Q1, and now we expect to get another 18 in time for them to open school in August. We anticipate the purchase of the additional 18 schools coming in June or July.

Kirsten Edwards - ThinkEquity - Analyst

Okay and then lastly, can you give us a number of orders over 800,000? I think that’s the metric you’ve given us in the past?

Bob Bowen - Scientific Learning Corp. - Chairman and CEO

We had one order over $800,000 and that was the Duval County award.

Kirsten Edwards - ThinkEquity - Analyst

Right okay.

Bob Bowen - Scientific Learning Corp. - Chairman and CEO

And that point I was making to you is that one of the things we’ve really tried to do is to make sure that we are taking orders off the table as quickly as possible rather than trying to upsize

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them and to get them into these mega deals. So most of our $100,000+ purchases were in the $100,000 to $300,000 range, however, we did have one order with Duval County over $800,000.

Kirsten Edwards - ThinkEquity - Analyst

Great. Okay. Thanks a lot.

Bob Bowen - Scientific Learning Corp. - Chairman and CEO

Thanks, Kirsten.

Operator

[OPERATOR INSTRUCTIONS]

And sir we have another question from the line of Kirsten Edwards.

Kirsten Edwards - ThinkEquity - Analyst

I thought I’d ask another one since there’s time. I think last call you’d mentioned that you’re investing in R&D to try to reduce the protocol below the 50 minute level.

Bob Bowen - Scientific Learning Corp. - Chairman and CEO

That’s correct.

Kirsten Edwards - ThinkEquity - Analyst

Do you have any update on that progress or outlook?

Bob Bowen - Scientific Learning Corp. - Chairman and CEO

Well, the only thing I would say is that our scientists are encouraged from some of the early data. And let me talk about the encouragement from two perspectives. One of the things we’re looking very closely at is exactly what students do as they move through a protocol or a day, and we believe through efficiency that has taken out some of the, what we call the brain relief periods in there. And some of the techniques or feeding information back to the students was not really exercise related. We’re pretty confident that we’re going to be able to get the [time] improved below the 50 minute protocol.

The question is can we go all the way to get the protocol down to the 30 minutes? So I’d say the scientists are more positive about getting Fast ForWord to Reading in that range. They’re more concerned about the sound intensive exercises found in Fast ForWord Language, but they’re working away, and we’re hopeful because it would be another barrier if we could do that.

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Kirsten Edwards - ThinkEquity - Analyst

Great okay. Thanks, that’s all.

Operator

[OPERATOR INSTRUCTIONS]

And sir we have no further questions at this time.

Bob Bowen - Scientific Learning Corp. - Chairman and CEO

Let’s wait just one second and see if there’s any other questions before we get off.

Operator

[OPERATOR INSTRUCTIONS]

And sir we have no questions at this time.

Bob Bowen - Scientific Learning Corp. - Chairman and CEO

Okay. Well thank you, very much. And just to let everyone know that Jane and I will be available if you have additional questions either later today or tomorrow. Please let us know. Thank you.

Operator

Ladies and gentlemen, we thank you for your participation in today’s conference. This concludes your presentation, and you may now disconnect. Good day.

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Scientific Learning Corporation
Supplemental Information

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands
	First Quarter		Year Ended December 31,

	2005	2006	2005	2006 Estimated Range

Booked Sales	$4,727	$6,784	$31,538	$38,000	$41,000
Less Revenue	10,245	7,831	40,319	36,000	38,000

Net (Decrease) increase in current and long-term deferred	$(5,518)	$(1,047)	$(8,781)	$2,000	$3,000

Beginning balance in current and long-term deferred	25,784	17,003	25,784	17,003	17,003
Ending balance in current and long-term deferred	$20,266	$15,956	$17,003	$19,003	$20,003

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a better indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.

The information included above for the 2006 full year is a projection, subject to the safe harbor created by Section 27A of the federal securities law. This projection is subject to substantial risks and uncertainties. Actual results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company’s products by target customers; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the extent to which the Company’s marketing, sales and implementation strategies are successful; the Company’s ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company’s ability to recruit and retain key personnel; the Company’s ability to timely execute its new product development strategies; pricing pressures; and other risks detailed in the Company’s SEC reports.

May 11, 2006